EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Lightbridge Corporation Announces the Appointment of Jesse Funches to its Board of Directors

RESTON, Va., August 6, 2021 (GLOBE NEWSWIRE) – Lightbridge Corporation (Nasdaq: LTBR), an advanced nuclear fuel technology company, today announced the appointment of Jesse Funches to the Lightbridge Board of Directors, effective immediately. Mr. Funches will also serve as Chair of the Audit Committee of the Board.

Mr. Funches is the former Chief Financial Officer of the U.S. Nuclear Regulatory Commission (NRC), and he currently provides consulting services and expert testimony to the U.S. civilian nuclear industry on regulatory costs, including NRC fees and related issues. He is a world-leading authority on how to operate a capable and cost-effective nuclear oversight agency. Mr. Funches played key roles in the establishment of the Federal Authority for Nuclear Regulation, the independent body tasked with regulating and licensing all nuclear energy activities within the United Arab Emirates.

“We are pleased to welcome Jesse Funches to the Lightbridge Board. Jesse brings a unique skill set, combining years of successful financial management with a comprehensive knowledge of nuclear regulatory policies and processes. He also has extensive experience in working with Congress and the Office of Management and Budget,” commented Seth Grae, President and CEO of Lightbridge. “Jesse’s wealth of knowledge and strong leadership will be instrumental in guiding our fuel development initiatives and ensure we meet or exceed regulatory and governmental requirements.”

Commenting on his appointment, Mr. Funches stated, “I am excited to join Lightbridge’s Board at a time of significant progress in its fuel development efforts, including being awarded a second GAIN voucher by DOE. Lightbridge’s fuel innovation brings robust safety and economic benefits, and is a much needed driver to expand the use of nuclear power to impact the world’s energy and climate challenges. I look forward to contributing to the Company’s progress towards commercializing its fuel designs.”

Mr. Funches has more than three decades of regulatory experience, including ten years as CFO of the NRC. In that capacity, reporting to the Chairman, he served as a key member of the senior management team that set the strategic direction for the agency and addressed policy issues. He established internal controls and risk management, achieving an unqualified assurance statement on the federal version of Sarbanes Oxley. Mr. Funches liaised directly with Congress and the Office of Management and Budget on financial and regulatory program issues and oversaw all aspects of agency-wide budgeting, performance evaluation, and strategic planning. Mr. Funches worked closely with the agency’s chairman, commissioners, and program managers to license new power reactors and nuclear fuel cycle activities.

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Prior to working at the NRC, Mr. Funches spent six years at the Office of the Secretary of Defense in the Pentagon. As an Operations Research Analyst, he completed analyses and studies for use by the Secretary of Defense in making decisions on defense programs and activities and developed planning and fiscal guidance for use by the military departments.

Mr. Funches earned a B.S. in Mathematics from Jackson State University, an M.S. in Applied Mathematics from the University of Illinois, and an MBA from Loyola College.

He has won numerous awards throughout his career. In addition to winning the 2004 Donald L. Scantlebury Memorial Award (the federal government’s highest award for excellence in financial management), Mr. Funches is a three-time recipient of the Presidential Rank Award for Meritorious Senior Executives and a two-time winner of the NRC’s Distinguished Service Award. Mr. Funches was also an active member of the Federal Chief Financial Officers Council, a collection of senior-level officials working to improve government-wide financial issues.

About Lightbridge Corporation

Lightbridge (NASDAQ: LTBR) is an advanced nuclear fuel technology development company positioned to enable carbon-free energy applications that will be essential in preventing climate change. The Company is developing Lightbridge Fuel™, a proprietary next-generation nuclear fuel technology for Small Modular Reactors, as well as existing light-water reactors, which significantly enhances reactor safety, economics, and fuel proliferation resistance. To date, Lightbridge has been awarded twice by the U.S. Department of Energy’s Gateway for Accelerated Innovation in Nuclear program to support development of Lightbridge Fuel™. Lightbridge’s innovative fuel technology is backed by an extensive worldwide patent portfolio. Lightbridge is included in the Russell Microcap® Index. For more information, please visit: www.ltbridge.com.

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Forward Looking Statements

With the exception of historical matters, the matters discussed herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the timing and outcome of research and development activities, other steps to commercialize Lightbridge Fuel™ and future governmental support and funding for nuclear energy. These statements are based on current expectations on the date of this news release and involve a number of risks and uncertainties that may cause actual results to differ significantly from such estimates. The risks include, but are not limited to: the Company’s ability to commercialize its nuclear fuel technology; the degree of market adoption of the Company's product and service offerings; the Company’s ability to fund general corporate overhead and outside research and development costs; market competition; our ability to attract and retain qualified employees; dependence on strategic partners; demand for fuel for nuclear reactors, including small modular reactors; the Company's ability to manage its business effectively in a rapidly evolving market; the availability of nuclear test reactors and the risks associated with unexpected changes in the Company’s fuel development timeline; the increased costs associated with metallization of our nuclear fuel; public perception of nuclear energy generally; changes in the political environment; risks associated with the further spread of COVID-19, including the ultimate impact of COVID-19 on people, economies, and the Company’s ability to access capital markets; changes in the laws, rules and regulations governing the Company’s business; development and utilization of, and challenges to, our intellectual property; risks associated with potential shareholder activism; potential and contingent liabilities; as well as other factors described in Lightbridge's filings with the Securities and Exchange Commission. Lightbridge does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise, except as required by law. Readers are cautioned not to put undue reliance on forward-looking statements.

A further description of risks and uncertainties can be found in Lightbridge’s Annual Report on Form 10-K for the fiscal year ended December 31st, 2020 and in its other filings with the Securities and Exchange Commission, including in the sections thereof captioned “Risk Factors” and “Forward-Looking Statements”, all of which are available at http://www.sec.gov/ and www.ltbridge.com.

Investor Relations Contact:

Matthew Abenante, IRC

Director of Investor Relations

Tel: +1 (646) 828-8710
ir@ltbridge.com

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